Michael K. Jeanes, Clerk of Court
*** Filed ***
07/06/2012 8:00a.m.

SUPERIOR COURT OF ARIZONA
MARICOPA COUNTY

CV2012054366 07/05/2012

HONORABLE MICHAEL D. GORDON

CLERK OF THE COURT
M. MINKOW
Deputy

UNITED MINES, INC., ET AL

JAMES M LAGANKE

v.

GLENN E MARTIN, ET AL

GLENN E MARTIN
NO ADDRESS ON RECORD

**EVIDENTIARY HEARING SET**

3:19 p.m. Courtroom 108 NE. This is the time set for Emergency Hearing Re: Plaintiffs' request for Temporary Restraining Order. Appearing on behalf of Plaintiffs is counsel, James M. LaGanke. Defendants are neither present nor represented by counsel.

A record of the proceedings is made by audio and/or videotape in lieu of a court reporter.

Counsel proceeds by avowal.

Based upon the allegations set forth in the Complaint, the Court finds it clearly appears from specific facts shown by the Complaint—which is verified—that loss or damage will result to the adverse party, and counsel for Plaintiffs has given the Court sufficient efforts as to why notice should not be required.

IT IS ORDERED, on a temporary basis, that Defendants, separately or collectively shall transport any hazardous materials only in a manner that is strictly consistent and in compliance with State and/or Federal Law. Defendants are enjoined from destroying any business and/or financial records of United Mines, including but not limited to any kind of computer hard drives,

software, hard copies of any such records, and any minutes of shareholders and the Board of Directors of United Mines.

IT IS FURTHER ORDERED setting this matter for Evidentiary Hearing on **July 13, 2012, at 8:30 a.m.**, in this Division at Northeast Regional Court Center, 18380 North 40th Street, Courtroom 106, Phoenix, Arizona 85032.

IT IS FURTHER ORDERED that a copy of the verified Complaint together with a copy of this minute entry be served upon Defendants Glenn E. Martin, Jane Doe Martin, Nicole M. Breen, Ryan Breen, GEM Management Group, L.L.C.

IT IS FURTHER ORDERED that a bond shall be fixed in the amount of $1,500.00.

The Court will consider all further relief after hearing from the Defendants at the July 13, 2012, hearing.

THE COURT FINDS it is in the interest of justice to hold this ex parte hearing, and the Defendant or Defendants may collectively or individually obtain a copy of the FTR recording of this hearing.

PLEASE NOTE: To order a copy of the audio or video record on compact disc (CD) please call Electronic Record Services 602-506-7100 and provide the following information: the date of the proceeding, the cause number, the case caption, your name, address, telephone number, and e-mail address (optional). A fee of $20.00 is charged for each copy of Superior Court proceedings digitally recorded and provided on CD. You do not have to provide the Court with a blank CD.

3:28 p.m. Matter concludes.

IT IS FURTHER ORDERED that pursuant to Rule 54(b) of the Arizona Rules of Civil Procedure, no just cause exists to delay entry of judgment and therefore the Court signs this minute entry as a final order.

MICHAEL D. GORDON
JUDGE OF THE SUPERIOR COURT

SUPERIOR COURT OF ARIZONA
MARICOPA COUNTY

CV2012054366 07/05/2012

ALERT: The Arizona Supreme Court Administrative Order 2011-140 directs the Clerk's Office not to accept paper filings from attorneys in civil cases. Civil cases must still be initiated on paper; however, subsequent documents must be eFiled through AZTurboCourt unless an exception defined in the Administrative Order applies.

The foregoing instrument is a full, true and correct copy of the original document.
Attest July 5 2012
MICHAEL K. JEANES, Clerk of the Superior Court of the State of Arizona, in and for the County of Maricopa.
By [signature] Deputy